UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2005

TeraForce Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas		75081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	469-330-4960

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

The Company's 12% convertible subordinated notes (the "Notes") mature June 30, 2005. The Company has had discussions with the holders of the majority of the outstanding principal amount of the Notes regarding extension of the maturity beyond June 30, 2005 and for the payment of interest due on that date in shares of the Company's common stock. These discussions have not been conculded pending the resolution of the maturity of the Company's credit facility with Bank One, NA (see Item 8.01 "Other Events" herein) and the resolution of possible strategic transactions involving the operations of the Company's wholly-owned subsidiary, DNA Computing Solutions,Inc. ("DCS"). There can be no assurnce that such discussions can be satisfactorly concluded prior to June 30, 2005.

In the event the Company is unable effect modifications to the Notes to extend the maturity and to provide for the payment of interest in other than cash, or extend the date for payment of such interest, the Company will not be able to make the required payments of principal and interest on June 30, 2005 and will at that point be in default under the Notes. Such a default will in turn result in defaults under the Company's other borrowing arrangements, including those with Bank One, NA and with Encore Bank. Upon such occurances the Company could be forced to seek protection under the federal bankruptcy laws.

The Company has been engaged in discussions with various parties regarding a strategic transaction involving the operations of DCS. Such a transaction could take the form of a license agreement involving certain intellectual property or the sale of all or a part of the assets and operations of DCS. These discussions have not been conculded and there can be no assurance that such a transaction can be concluded. Furthermore, there can be no assurance as to the economic benefits to the Company of such a transaction or the amount of any proceeds that may be realized by the Company. Any such proceeds may not be sufficient to satisfy the claims of all of the Company's creditors.

Any of the potential events discussed above could have a material adverse effect on the value of the Company's common stock.

Item 8.01 Other Events.

The Company's $3,900,000 credit agreement with Bank One, NA (the "Bank") matured by its terms on June 15, 2005. The Bank has agreed to extend the maturity to August 15, 2005, on the condition that the letter of credit that secures the facility is extended to a date no less than 30 days beyond August 15, 2005. The private investor that provides the letter of credit has agreed to extend the letter of credit, which currently expires June 30, 2005. The Company, the Bank and the private investor are in the process of documenting this understanding. There can be no assurance, however, that the understanding will consumated.

Pending completion of the documetation, the Bank has not declared the facility in default and has taken no action to draw upon the letter of credit. If documentation of the new understanding cannot be completed prior to June 30, 2005, the Bank can be expected to draw upon the letter of credit in order to satisfy the Company's obligations under the credit facility. The Bank has the right at any time prior to the consumation of the new understanding, to declare the credit facility in default and to draw upon the letter of credit.

Should the Bank draw upon the letter of credit, the Company will have a reimbursement obligation to the private investor providing the letter of credit. Such obligation will be equal to the amount drawn under the letter of credit plus any related costs or expenses incurred by the private investor. The principal amount outstanding under the credit facility is $3,900,000 and interest has been paid through May 31, 2005. Under the terms of the reimbursement agreement between the Company and the private investor, the Company must reimburse these amounts no later than 30 days after written demand by the private investor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

June 20, 2005	By:	Robert P. Capps

Name: Robert P. Capps
Title: Chief Financial Officer